                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                                 PROXICOM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  744282 10 4
      -------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
      -------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)
        [ ] Rule 13d-1(c)
        [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

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CUSIP No.           744282 10 4                                          Page      2   of   5    Pages
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
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1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Brenda Wagner
--------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A
       GROUP                                                                                       (a) [X]
                                                                                                   (b) [ ]

--------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Ms. Wagner is a citizen of the United States of America.
--------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

      NUMBER OF              18,750 shares
       SHARES        -----------------------------------------------------------------------------------------
    BENEFICIALLY       6     SHARED VOTING POWER
      OWNED BY
       EACH                  1,558,820 shares
     REPORTING       -----------------------------------------------------------------------------------------
      PERSON           7     SOLE DISPOSITIVE POWER
       WITH
                             18,750 shares
                     -----------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             1,558,820 shares
--------------------------------------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,577,570 shares
--------------------------------------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                           [ ]


--------------------------------------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.0%
--------------------------------------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G


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CUSIP No.           744282 10 4                                          Page      2   of   5    Pages
          ------------------------------                                      --------    ------
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
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1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Jeremy Wagner
--------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A
       GROUP                                                                                      (a) [X]
                                                                                                  (b) [ ]
--------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Mr. Wagner is a citizen of the United States of America.
--------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

      NUMBER OF              20,091 shares
       SHARES       ------------------------------------------------------------------------------------------
    BENEFICIALLY       6     SHARED VOTING POWER
      OWNED BY
       EACH                  1,558,820 shares
     REPORTING      ------------------------------------------------------------------------------------------
      PERSON           7     SOLE DISPOSITIVE POWER
       WITH
                             20,091 shares
                    ------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             1,558,820 shares
--------------------------------------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,578,911 shares
--------------------------------------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                          [ ]

--------------------------------------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.0%
--------------------------------------------------------------------------------------------------------------
       TYPE OF REPORTING PERSON*

12     IN
--------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G


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CUSIP No.           744282 10 4                                          Page      2   of   5    Pages
          ------------------------------                                      --------    ------
------------------------------------------                            ----------------------------------------
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1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       The Brenda and Jeremy Wagner Revocable Trust, dated March 26, 1999
--------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A
       GROUP                                                                                    (a) [X]
                                                                                                (b) [ ]

--------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       The Trust is organized under the laws of the state of California.
--------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

      NUMBER OF              0 shares
       SHARES        -----------------------------------------------------------------------------------------
    BENEFICIALLY       6     SHARED VOTING POWER
      OWNED BY
        EACH
      REPORTING              1,558,820 shares
       PERSON        -----------------------------------------------------------------------------------------
        WITH           7     SOLE DISPOSITIVE POWER

                             0 shares
                     -----------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             1,558,820 shares
--------------------------------------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,558,820 shares
--------------------------------------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                        [ ]

--------------------------------------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.9%
--------------------------------------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G


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CUSIP No.           744282 10 4                                          Page      3   of   5    Pages
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

ITEM 1(a).     NAME OF ISSUER:

               Proxicom, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               11600 Sunrise Valley Drive
               Reston, Virginia 20191

ITEM 2(a).     NAME OF PERSON FILING:

               Brenda Wagner
               Jeremy Wagner
               The Jeremy and Brenda Wagner Revocable Trust, dated March 26,
               1999

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               11600 Sunrise Valley Drive
               Reston, Virginia 20191

ITEM 2(c).     CITIZENSHIP:

               Mr. and Mrs. Wagner are citizens of the United States of America. The Trust is organized under the laws of the state of California.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, $.01 par value per share

ITEM 2(e).     CUSIP NUMBER:

               744282 10 4

ITEM 3.        Not Applicable.

                                  SCHEDULE 13G

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CUSIP No.           744282 10 4                                          Page      3   of   5    Pages
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

ITEM 4.        OWNERSHIP:

               BRENDA WAGNER

               (a)    Amount beneficially owned:  1,577,570 shares

               (b)    Percent of Class:  6.0%

               (c)    Number of shares as to which such person has:

                      (i) Sole power to vote or to direct the vote:  18,750
                      shares
                      (ii) Shared power to vote or to direct the vote:
                      1,558,820 shares
                      (iii) Sole power to dispose or to direct the disposition of: 18,750 shares
                      (iv) Shared power to dispose or to direct the disposition of: 1,558,820 shares

               JEREMY WAGNER

               (a)    Amount beneficially owned:  1,578,911 shares

               (b)    Percent of Class:  6.0%

               (c)    Number of shares as to which such person has:

                      (i) Sole power to vote or to direct the vote:  20,091
                      shares
                      (ii) Shared power to vote or to direct the vote:
                      1,558,820 shares
                      (iii) Sole power to dispose or to direct the disposition of: 20,091 shares
                      (iv) Shared power to dispose or to direct the disposition of: 1,558,820 shares

               THE JEREMY AND BRENDA WAGNER REVOCABLE TRUST, DATED
               MARCH 26, 1999

               (a)    Amount beneficially owned:  1,558,820 shares

               (b)    Percent of Class:  5.9%

               (c)    Number of shares as to which such person has:

                      (i) Sole power to vote or to direct the vote: 0 shares
                      (ii) Shared power to vote or to direct the vote:
                      1,558,820 shares
                      (iii) Sole power to dispose or to direct the disposition of: 0 shares
                      (iv) Shared power to dispose or to direct the disposition of: 1,558,820 shares

               The Jeremy and Brenda Wagner Revocable Trust (the "Trust") is a trust established by Mr. and Ms. Wagner on March 26, 1999 in which Mr. and Ms. Wagner act as trustess. Mr. and Ms. Wagner, together with the Trust (the "Reporting Persons"), in the aggregate, beneficially own 1,581,810 shares or 6.0%.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
               PERSON.

               Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.

ITEM 10.       CERTIFICATION.

               Not Applicable.

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      Date:         February 14, 2000

                      Signature:    /s/ BRENDA WAGNER
                                    --------------------
                      Name:         Brenda Wagner

                      Signature:    /s/ JEREMY WAGNER
                                    --------------------
                      Name:         Jeremy Wagner

                      Signature:    /s/ BRENDA WAGNER
                                    --------------------
                      Name:         The Jeremy and Brenda Wagner Revocable Trust
                      By:           Brenda Wagner, as Trustee

                      Signature:    /s/ JEREMY WAGNER
                                    --------------------
                      Name:         The Jeremy and Brenda Wagner Revocable Trust
                      By:           Jeremy Wagner, as Trustee